Exhibit 99.2

Press Release

Investor Contact: Ahmed Pasha 703-682-6451

Media Contact: Amy Ackerman 703-682-6399

AES Announces Cash Tender Offers and Consent Solicitations for Up to $1,485,000,000 Aggregate Purchase Amount

ARLINGTON, Va., May 15, 2020 – The AES Corporation (NYSE: AES) (“AES” or the “Company”) announced today the commencement of tender offers to purchase (the “Tender Offers” and each, a “Tender Offer”) for cash, subject to certain terms and conditions, up to $1,485,000,000 aggregate purchase price (the “Aggregate Purchase Amount”) of its outstanding notes listed in the table below (collectively, the “Securities”).

In conjunction with the Tender Offers, the Company also commenced solicitations of consents (the “Consent Solicitations”) to amend the indenture governing the Securities to eliminate substantially all of the restrictive covenants and events of default in the indentures governing the Securities, and to shorten the minimum notice requirements for optional redemption with respect to the Securities from thirty days to three business days. The Tender Offers and Consent Solicitations (collectively, the “Offers”) are being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), dated May 15, 2020, which set forth a more detailed description of the terms of the Offers. Holders of the Securities are urged to carefully read the Offer to Purchase before making any decision with respect to the Offers.

AES is offering to purchase (i) the Securities in an aggregate principal amount, as such amount may be increased, decreased or eliminated by AES pursuant to the terms of the Offer to Purchase, that will not result in an Aggregate Purchase Amount that exceeds $1,485,000,000 (the “Aggregate Maximum Tender Cap”) and (ii) an aggregate principal amount of the 4.875% 2023 Notes and 4.500% 2023 Notes, as such amount may be increased, decreased or eliminated by AES pursuant to the terms of the Offer to Purchase, that would not, collectively, result in the purchase price for the 2023 Notes to exceed $970,000,000 (the “2023 Notes Tender Cap”).

The following table sets forth certain terms of the Offers:

					Dollars per $1,000 Principal Amount of Securities
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Tender Cap(1)	Tender Offer Consideration(2)	Early Tender Premium	Total Consideration(2)(3)
4.000% Senior Notes due 2021	00130HBZ7	$500,000,000	1	N/A	$996.70	$30.00	$1,026.70
4.875% Senior Notes due 2023	00130HBT1	$613,000,000	2	$970,000,000	$980.56	$30.00	$1,010.56
4.500% Senior Notes due 2023	00130HCA1	$500,000,000	3		$994.75	$30.00	$1,024.75
(1)	A $970,000,000 Tender Cap applies to the aggregate purchase amount of the 4.875% Senior Notes due 2023 and the 4.500% Senior Notes due 2023, collectively.

(2)	Excludes Accrued Interest to, but not including, the applicable Settlement Date, which will be paid in addition to the Tender Offer Consideration or Total Consideration, as applicable.

(3)	Includes the Early Tender Premium.

The Consent Solicitations will expire at 11:59 p.m., New York City time, on June 12, 2020, unless extended or earlier terminated (as the same may be modified, the “Consent Expiration Date”). The Offers will expire at 11:59 p.m., New York City time, on June 12, 2020, unless extended or earlier terminated by AES (as the same may be extended, the “Expiration Date”). Tenders of Securities may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on May 29, 2020, but may not be validly withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law.

Subject to the terms and conditions of the Tender Offers, each Holder who validly tenders and does not subsequently validly withdraw their Securities at or prior to 5:00 p.m., New York City time, on May 29, 2020 (the “Early Tender Date”) will be entitled to receive the Total Consideration, plus accrued and unpaid interest up to, but not including, the applicable Settlement Date if and when such Securities are accepted for payment. Holders who validly tender their Securities after the Early Tender Date but at or prior to the Expiration Date will be entitled to receive only the tender offer consideration equal to the Total Consideration less the Early Tender Premium (the “Tender Offer Consideration”), plus accrued and unpaid interest up to, but not including, the applicable Settlement Date, if and when such Securities are accepted for payment. The Company reserves the right, in its sole discretion, at any point following the Early Tender Date and prior to the Expiration Date, to accept for purchase any Securities validly tendered (and not validly withdrawn) at or prior to the Early Tender Date (the date of such acceptance and purchase, the “Early Settlement Date”), subject to the Aggregate Maximum Tender Cap, the 2023 Notes Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase.

Payments for Securities purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Securities up to, but not including, the applicable settlement date for such Securities accepted for purchase. Payment for the Securities that are validly tendered (including a properly completed, executed and delivered consent for tendered Securities) (i) on or prior to the Early Tender Date if the Early Settlement Date has not occurred at the Company’s election and (ii) after the Early Tender Date, and, in each case, accepted for purchase by the Company will be made on the date referred to as the “Final Settlement Date.” The Final Settlement Date for the Securities will be promptly following the Expiration Date. It is anticipated that the Final Settlement Date for the Securities will be June 16, 2020, the second business day after the Expiration Date.

AES’ obligation to accept for purchase, and to pay for, Securities validly tendered pursuant to the Tender Offers are subject to, and conditioned upon, certain conditions, including the condition that AES shall have obtained debt financing in a minimum aggregate amount, together with cash on hand and other available sources, to purchase the tendered Securities, including payment of the Tender Offer Consideration or Total Consideration (each as defined in the Offer to Purchase), as applicable, Accrued Interest and any fees payable in connection with the Tender Offer, subsequent to the date hereof and on or prior to the Final Settlement Date, on terms and conditions reasonably satisfactory to us (the “Financing Condition”). The Tender Offers are not conditioned on any minimum amount of Securities being tendered. AES may amend, extend or terminate the Tender Offers in its sole discretion.

Subject to the Aggregate Maximum Tender Cap and the 2023 Notes Tender Cap, all 4.000% Senior Notes due 2021 (the “2021 Notes”) validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted before any 2023 Notes, and all 2021 Notes validly tendered after the Early Tender Date will be accepted before any 2023 Notes tendered after the Early Tender Date. Subject to the Aggregate Maximum Tender Cap and the 2023 Notes Tender Cap, all 4.875% 2023 Notes validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted before any 4.500% 2023 Notes, and all 4.875% 2023 Notes validly tendered after the Early Tender Date will be accepted before any 4.500% 2023 Notes tendered after the Early Tender Date. If the Tender Offers are not fully subscribed as of the Early Tender Date, subject to the Aggregate Maximum Tender Cap and the 2023 Notes Tender Cap, Securities validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted for purchase in priority to any Securities tendered after the Early Tender Date even if such Securities tendered after the Early Tender Date have a higher Acceptance Priority Level than Securities tendered prior to the Early Tender Date.

Securities of a series may be subject to proration if the aggregate principal amount of the Securities of such series validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Cap to be exceeded, and the 2023 Notes may be subject to proration if the aggregate principal amount of such 2023 Notes validly tendered and not validly withdrawn would cause the 2023 Notes Tender Cap to be exceeded. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Securities following the Early Tender Date will not have any of their Securities accepted for payment. In the event that Securities of a series are subject to proration, the consents related to such Securities will be null and void and the requisite consents necessary to amend the indenture governing such series of Securities will be deemed not to have been obtained.

The Company reserves the right, in its sole discretion, to increase or decrease the amount of Securities purchased in any Tender Offer.

The obligation of AES to accept for purchase and to pay either the Total Consideration or Tender Offer Consideration and the accrued and unpaid interest on the Securities is not subject to any minimum tender condition, but is subject to the satisfaction or waiver of the Financing Condition and certain other conditions described in the Offer to Purchase.

AES has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the Tender Offers. Global Bondholder Services Corporation has been retained to serve as the Information and Depositary Agent for the Tender Offer. Questions regarding the Tender Offers may be directed to Credit Suisse Securities (USA) LLC at (212) 538-5828 (collect). Requests for the Offer to Purchase may be directed to Global Bondholder Services Corporation at 65 Broadway – Suite 404, New York, New York 10006, Attn: Corporate Actions, (212) 430-3774 (for banks and brokers) or (866) 470-4200 (for all others).

AES is making the Tender Offers only by, and pursuant to, the terms of the Offer to Purchase. None of AES, the Dealer Manager and Solicitation Agent, the Information Agent and Tender Agent makes any recommendation as to whether Holders should tender or refrain from tendering their Securities. Holders must make their own decision as to whether to tender Securities and, if so, the principal amount of the Securities to tender.

The Tender Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of AES by the Dealer Manager and Solicitation Agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer to Purchase.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Such forward-looking statements include, but are not limited to, the Tender Offers and Consent Solicitations, the details thereof, other expected effects of the Tender Offers and Consent Solicitations and the proposed concurrent debt financing to satisfy the Financing Condition and the use of proceeds therefrom. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions.

Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results include the aggregate amount of notes tendered (which could lead to retirement or repayment of other existing debt), the successful pricing and closing of the proposed concurrent debt financing to satisfy the Financing Condition, and risks and uncertainties discussed in the Offer to Purchase related to the Tender Offers and AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in AES’ 2019 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of AES’ 2019 Annual Report on Form 10-K filed February 27, 2020 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting AES’ website at www.aes.com.

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